INVESTMENT SUB-SUB-ADVISORY AGREEMENT

      This AGREEMENT is made and entered in this 28th day of September, by and among, INVESCO ADVISERS, INC., a Delaware corporation and registered investment adviser (the Sub-
Adviser) and INVESCO ASSET MANAGEMENT LIMITED, a company incorporated in England and
Wales, authorized and regulated by the Financial
Conduct Authority and a registered investment adviser (the Sub-Sub-Adviser), each, a party.


RECITALS

	WHEREAS, the Global Real Estate Fund (the
Fund) is a series portfolio of VALIC
Company I (the VC I), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end, diversified management investment company; and

      WHEREAS, The Variable Annuity Life Insurance
Company, a Texas corporation and
registered investment adviser (the Adviser) and Sub-Adviser are parties to a certain Investment
Sub-Advisory Agreement, dated December 20, 2004, as amended, pursuant to which the Sub-
Adviser acts as the investment manager with respect to certain series portfolios of the VC I, including the Fund; and

	WHEREAS, the Adviser and Sub-Adviser desire to retain the Sub-Sub-Adviser to provide certain investment management services with respect to the Fund upon the terms and conditions set forth below; and

      WHEREAS, the parties acknowledge that the services provided by the Sub-Sub-Adviser shall be understood to include the service of portfolio management under the Markets in Financial Instruments Directive (2004/39/EC), the
MiFID Implementing Regulations
(Regulations no.1287/2006) and the MiFID
Implementing Directive (2006/73/EC), as the same may be supplemented, amended or superseded from time to time (collectively ?MiFID?); and

      WHEREAS, the parties acknowledge that the Sub-Sub-Adviser and the investment advisory services which are the subject of this Agreement are subject to regulation under MiFID;
and

      WHEREAS, the Board of Directors of VC I, including a majority of the Directors who are not interested persons of VC I, as determined in accordance with the 1940 Act (the disinterested
Directors), have approved the retention of the Sub-Sub-Adviser to provide the investment management services contemplated herein;

      NOW THEREFORE, in consideration of the
promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


1.	APPOINTMENT.  The Sub-Adviser hereby appoints
the Sub-Sub-Adviser to act as
discretionary investment manager with respect to the Fund for the period and pursuant to the terms and conditions set forth herein. The
Sub-Sub-Adviser accepts such
appointment and agrees to provide the services contemplated herein, pursuant to the terms and conditions set forth and for the compensation described herein.

2.	Duties of Sub-Sub-Adviser.

(a)	Subject to the supervision of the Adviser and
Sub-Adviser, the Sub-Sub-Adviser
shall develop and implement an investment program for the Fund that is consistent with the investment objectives, policies and restrictions set forth in the Funds prospectus and Statement of Additional Information, as they may be amended from time to time; provided, however, that the Sub-Sub-
Adviser shall not be responsible
for compliance with any amendments to such prospectus or Statement of Additional
Information until such time as the Sub-Sub-Adviser shall have been given actual notice of such amendment(s) and a reasonable opportunity to implement changes in the Funds investment program. For the avoidance of doubt, the Sub-Sub-Adviser is being appointed as delegate to the Sub Adviser, and will undertake all services contemplated by this Agreement as agent of the Fund, Adviser and Sub-Adviser as the case may be.

(b)	The Sub-Sub Adviser shall exercise discretion
with respect to the selection of
investments for the Funds portfolio, the disposition of such investments, the selection of brokers to be used in connection with the trading and settlement of transactions for the Fund. In connection with the placement of orders with brokers and dealers which involve transactions for the Fund, the Sub-Sub-Adviser shall attempt to obtain the best net result in terms of price and execution, consistent with its obligations under the Investment Advisers Act of 1940, as amended (the
Advisers Act), and applicable rules and guidance issued by the Securities and
Exchange Commission (the SEC) and its staff thereunder.

(c)	In effecting transactions for the Fund on
behalf of the Adviser and Sub Adviser, the Sub-Sub Adviser may at its absolute discretion deal with or for the Funds portfolio as agent and shall at all times seek best execution, consistent with its obligations under the Rules of the Financial Conduct Authority
(the FCA Rules). The Sub-
Sub-Adviser may match orders of the Fund, Adviser or Sub Adviser with an order from another client by acting as agent for both parties and may deal on such markets or exchanges as it thinks fit. The Sub-Sub-Adviser may arrange for any transaction to be effected with or through the agency of any other company within the group comprising Invesco Ltd, its subsidiaries and associated companies (Invesco Group
Company) or with or through the agency of any other person. The Sub Adviser agrees that all transactions will be effected in accordance with the rules and regulations of the relevant market or exchange, and that the Sub-Sub-Adviser may take all such steps as may be required or permitted by such rules and regulations and/or by appropriate market practice.

(d)	Consistent with the obligations set forth
above, the Sub-Sub-Adviser may, in its
discretion, place orders which involve transactions for the Fund with brokers and dealers who sell shares of the Fund and/or provide the Fund, Adviser, Sub-Adviser, or Sub-Sub-Adviser with research, analysis, advice or similar services. The Sub-
Sub-Adviser may pay brokers and dealers in return for research and analytic services a higher commission or spread than may be charged by other brokers or dealers, subject to the Sub-Sub-Adviser determining in good faith that such commission or spread is reasonable either in terms of (i) the particular transaction or (ii) the overall responsibility of the Sub-Sub-Adviser to the Fund and its other clients to ensure that the total commissions or spreads paid by each client are reasonable in relation to the benefits to such client over the long term.

(e)	In no instance will securities held by or
being acquired for the Fund be purchased from or sold to the Sub-Sub-Adviser, or any affiliated person of the Sub-Sub-
Adviser or the Fund, except in accordance with the 1940 Act, the Advisers Act, and applicable rules, guidance and exemptive orders issued by the SEC and its staff thereunder.

(f)	Whenever the Sub-Sub-Adviser simultaneously
places orders to purchase or sell the
same security on behalf of the Fund and one or more other accounts managed by the
Sub-Sub-Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed by the Sub-Sub-
Adviser to be equitable to each
account in accordance with the requirements of the FCA Rules. An individual aggregated transaction may operate to the disadvantage of the Funds portfolio, on some occasions.

(g)	On some occasions, the Sub-Sub-Adviser may
place an order to buy or sell a
financial instrument at a specified price limit or better and for a specified size (limit order), with the purpose of conducting a transaction in securities in relation to the Fund. The FCA Rules may require the Sub-Sub-
Adviser to make such limit orders
public in certain circumstances, subject to any express instructions that the Fund,
Adviser or Sub-Adviser may give. By signing this Agreement, the Sub-Adviser will have given an express instruction to the Sub-Sub-
Adviser not to make public such
limit orders (unless the Sub-Sub-Adviser decides in its discretion that such publication is in the Sub-Advisers best interests, in accordance with the obligation of best execution or as otherwise required by applicable law or regulation).

(h)	The Sub-Sub-Adviser shall act on instructions
received from the Adviser or Sub-
Adviser, to the extent that such instructions are not inconsistent with the Sub-Sub-
Advisers fiduciary duties, applicable law, or any obligations to the Fund hereunder.

(i)	The Sub-Sub-Adviser shall keep all records
and other information relative to the
Fund as confidential and proprietary information of the Fund, and will not sure such records of information for any purpose other than in connection with the performance of its responsibilities hereunder;
provided, however, that after prior
notification to the Sub-Adviser, Adviser and the Fund, the Sub-Sub-Adviser may disclose records or information relative to the Fund when directed by order of a court or regulatory authority.

3.	Execution Policy and Dealing Commission.

a.	The Sub-Adviser hereby confirms that it
consents to the Sub-Sub-Advisers Order
Execution Policy (the Execution Policy). In particular, the Sub-Adviser agrees that the Sub-Sub-Adviser may trade outside of a regulated market or a Multilateral
Trading Facility. The Sub-Sub-Adviser may provide an update of the information contained in the Execution Policy at any time by written notice to the Sub-Adviser.
Such an update shall only be required, however, where there is a material change to the Execution Policy that is relevant to a service being provided to the Fund, Adviser and Sub-Adviser.

b.	The Sub-Adviser hereby confirms that it has
read and understood the Execution
Policy. In particular the Sub-Adviser gives its prior express consent to the Sub-Sub-
Adviser conducting trades outside a regulated market or MTF (as such terms are defined by the FCA Rules), where otherwise permitted by this Agreement. The
Sub-Sub-Adviser may execute orders in this way when fulfilling its function under this Agreement.

c.	In effecting transactions for the Fund,
Adviser or Sub-Adviser, the Sub-Sub-Adviser will comply with its obligations under the FCA
Rules to obtain the best possible
result when executing transactions or placing orders with other entities in accordance with the Sub-Sub-Advisers Execution Policy.

d.	Specific instructions from the Sub-Adviser in
relation to the execution of orders may
prevent the Sub-Sub-Adviser from taking the steps it has designed and implemented in its Execution Policy to obtain the best possible result for the execution of such orders in respect of the elements of execution covered by the instructions.

e.	The Sub-Sub-Advisers policy regarding its
dealing arrangements, including the
details of the goods and services that relate to the execution of trades and those which relate to the provision of research is available upon request. The Sub-Sub-
Adviser shall provide the Sub-Adviser with adequate information regarding its
Dealing Arrangements, including the details of the goods and services that relate to the execution of trades and those which relate to the provision of research, where relevant, at least annually, in accordance with the FCA Rules.

4.	Conflicts of interest.

a.	The Sub-Sub-Adviser and any Invesco Group
Company  may effect transactions
in which the Sub-Sub-Adviser, any Affiliate, another client of the Sub-Sub-
Adviser or of an Invesco Group Company has, directly or indirectly, a material interest or a relationship of any description with another party, which involves or may involve a potential conflict with the Sub-Sub-
Advisers duty to the Sub-
Adviser. The Sub-Sub-Adviser will seek to ensure that such transactions are effected on terms which are not materially less favorable to the Sub-Adviser than if the conflict or potential conflict had not existed. Any conflicts which the Sub-
Sub-Adviser is not able to manage effectively shall be disclosed as soon as reasonably practicable by the Sub-Sub-Adviser to the Sub-Adviser. Neither the
Sub-Sub-Adviser nor any Affiliate shall be liable to account to the Sub-Adviser for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions, or to disclose the same or the identity of any other client or counterparty involved in such transactions, nor will the Sub-Sub-Advisers fees, unless otherwise provided, be abated.

b.	The Sub-Sub-Advisers conflicts of interest
policy sets out the types of actual or
potential conflicts of interest which affect the Sub-Sub-Adviser?s business and provides details of how these are managed (the
Conflicts of Interest Policy). The
Conflict of Interest Policy is available to the Sub-Adviser on request.

c.	The relationship between the Sub-Adviser and
the Sub-Sub-Adviser is as described
in this Agreement. The Sub-Sub-Adviser will act as
the agent of the Sub-Adviser
and the Sub-Adviser will therefore be bound by the
actions of the Sub-Sub-Adviser
taken on the Sub-Advisers behalf in accordance
with the terms of this Agreement.
Nevertheless, nothing in this Agreement, none of
the services to be provided
hereunder, nor any other matter shall:
i.	oblige the Sub-Sub-Adviser or any Affiliate
to accept responsibilities more
extensive than those set out in this Agreement; or
ii.	give rise to any fiduciary or equitable
duties which would prevent or hinder
the Sub-Sub-Adviser or any Affiliate from either:
1.	performing the Investment Management Service
or other services
pursuant to this Agreement or any other client
agreement of the Sub-
Sub-Adviser of any Affiliate; or
2.	effecting transactions with or for the Sub-
Adviser or for any other
client of the Sub-Sub-Adviser or any Affiliate.

5.	Derivatives. Any transactions in financial
instruments undertaken for the Fund may
include over-the-counter or exchange-traded derivatives (including contingent liability transactions where the Sub-Adviser, Adviser or Fund may be liable to make further payments), where permitted by the investment guidelines. Any transactions in derivatives shall be subject to the provisions of
Schedule 1.

6.	Expenses of the Fund.  The Sub-Adviser shall
be responsible for the reasonable costs
and expenses associated with the provision of the services contemplated herein;
provided, however, that the Fund shall be responsible for the cost associated with the purchase or sale of any security or investment contract or other instrument for the Funds portfolio and the fees, expenses and costs associated with all other aspects of the Funds operations.

7.	Compensation. For the services provided and
the expenses assumed pursuant to this
Agreement, the Sub-Adviser will pay the Sub-Sub-
Adviser a fee in accordance with the
current Invesco Transfer Pricing Policy. Such fee shall be computed weekly and paid monthly to Sub-Adviser on or before the last business day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

8.	Services Not Exclusive.  The services to be
provided by the Sub-Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Sub-
Adviser shall be free to provide similar services to other clients so long as the provision of such services to such other clients does not impair the Sub-Sub-Adviser?s ability to provide the services contemplated hereunder. Nothing contained herein shall be construed to limit or restrict the right of any director, officer or employee of Sub-Sub-
Adviser (who may also be a director,
officer or employee of the Sub-Adviser) to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature of a dissimilar nature.

9.	Compliance with Applicable Law.  The Sub-Sub-
Adviser shall comply with all
applicable laws, rules and regulations in the discharge or its obligations hereunder, specifically including, but not limited to Rule
17j-1, under the 1940 Act.

10.	Term and Approval.  This agreement shall
become effective upon approval by Board of Directors of the VC I, including a majority of disinterested Directors, and shall thereafter continue in force and effect for two (2) years and may be continued from year to year thereafter, provided that such continuation is specifically approved at least annually by the Board of Directors of VC I, including a majority of the disinterested Directors.

11.	Risk Warnings. By signing this Agreement, the
Sub-Adviser confirms that it has read
and understood the risk warnings provided by the Sub-Sub-Adviser, which provide a warning of certain risks associated with investments which may be held in the Funds portfolio.

12.	Termination.  This Agreement shall
automatically terminate in the event of its assignment, as defined in Section 2(a)(4) of the 1940 Act. The Agreement may also be terminated:

(a)	by any party upon the occurrence of material
breach of the terms of the Agreement
by the other party that remains uncured for a period of thirty (30) days after notice of such breach has been given by the terminating party; or

(b)	the Sub-Sub-Adviser may terminate the
agreement upon ninety (90) days notice if the Fund materially changes its investment objectives, policies or restrictions and the cost of performance hereunder by the Sub-Sub-
Adviser is increased.

13.	Liability of the Sub-Sub-Adviser.  In the
absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder on the part of the Sub-Sub-Adviser or any of its officers, directors or employees, the Sub-Sub-Adviser shall not be subject to liability to the Sub-
Adviser, Adviser or Fund for any act or
omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or investment contract or other instrument for the Funds portfolio.

14.	Notices.  Any notices under this Agreement
shall be given in writing, addressed and delivered or mailed, postage paid, to such address as may be designated for the receipt of such notice, with a copy to the Adviser and the Fund. The respective addresses for the delivery of such notices are as follows:

If to the Sub-Adviser:
      Invesco Advisers, Inc.
      11 Greenway Plaza
      Houston, Texas 77046
      Copy to: John M. Zerr, General Counsel

      If to the Sub-Sub-Adviser:
      Invesco Asset Management Limited
      125 London Wall
      London EC2Y 5ASUnited Kingdom

      Attention: Head of Legal
      Copy to: Sub-Adviser

15.	Applicable Law.  This Agreement shall be
construed in accordance with the laws of State of Texas (without regard to conflict or choice of law provisions), the 1940 Act, the Advisers Act, and applicable rules, guidance and exemptive orders issued by the SEC and its staff thereunder.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 28th day of September 2015.


INVESCO ADVISERS, INC.

By: /s/ BRIAN THORE

Name: Brian Thore

Title: Vice President

INVESCO ASSET MANAGEMENT LIMITED

By: /s/ GRAEME PROUDFOOT

Name: Graeme Proudfoot

Title: Director	(13/10/2015)